September 12, 2008

BNY Hamilton Funds, Inc.,

on behalf of BNY Hamilton Small Cap Growth Fund

3435 Stelzer Road

Columbus, Ohio 43219

BNY Mellon Funds Trust,

on behalf of BNY Mellon Small Cap Stock Fund

200 Park Avenue

New York, New York 10166

Re:	Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization between BNY Hamilton Funds, Inc. (the “Company”), a Maryland corporation, on behalf of BNY Hamilton Small Cap Growth Fund (the “Fund”), and BNY Mellon Funds Trust (the “Trust”), a Massachusetts business trust, on behalf of BNY Mellon Small Cap Stock Fund (the “Acquiring Fund”). A copy of the form of Agreement and Plan of Reorganization is included as Exhibit B to the Trust’s Registration Statement on Form N-14 (Registration No. 333-149912) (the “Registration Statement”).

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon statements and representations of the Company, on behalf of the Fund, and of the Trust, on behalf of the Acquiring Fund, made in the Registration Statement and to us for our use in rendering this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Fund and of the Acquiring Fund. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

The Fund is a series of the Company, which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Acquiring Fund is a series of the Trust, which also is registered as an open-end management investment company under the 1940 Act. Each of the Acquiring Fund and the Fund has represented that it has qualified or will qualify as a “regulated investment company” within the meaning of Subchapter M of the Code, for each of its taxable years, including in the case of the Fund its short taxable year ending on the Closing Date.

Based on the facts and considerations discussed below, we believe the conclusion is warranted that, following the Reorganization, the Acquiring Fund will continue the historic business of the Fund as an open-end investment management company that seeks capital appreciation by normally investing at least 80% of its assets in the stocks of small-capitalization companies.

The funds’ investment objectives are substantially similar. The Acquiring Fund seeks capital appreciation and the Fund seeks long-term capital appreciation by investing primarily in equity securities of small domestic and foreign companies. Both funds normally invest at least 80% of their assets in the stocks of small-capitalization companies.1 Each fund invests primarily in equity securities, such as common stock, preferred stock or convertible securities, and may purchase securities in initial public offerings or shortly thereafter. The Acquiring Fund, like the Fund, invests primarily in equity securities of U.S. issuers but may invest without limitation in equity securities of foreign issuers, including those in emerging markets. Each fund also is “diversified” within the meaning of Section 5(b)(1) of the 1940 Act.

Each fund may, but is not required to, use derivatives, such as futures, options and forward contracts, as part of a hedging strategy. Each fund may lend its portfolio securities to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions. Loans of portfolio securities may not exceed 33-1/3% of the value of a fund’s total assets.

The Acquiring Fund and the Fund have historically invested substantially all of their assets in securities of small-capitalization companies with similar characteristics. An analysis of the funds’ portfolios confirms that the funds held securities with similar characteristics at December 31, 2007.2 Each fund invested over 95% of its assets in equity securities of small capitalization companies with the balance held in other registered investment companies, cash or cash-equivalents and did not invest in fixed-income securities.

In pursuit of its investment objective, the Fund focuses on “growth” stocks. The Acquiring Fund may invest in stocks with both “growth” and “value” characteristics, however, like the Fund, it presently pursues its investment objective by focusing on “growth” stocks. The Acquiring Fund is structured so that its sector weightings and risk characteristics are generally similar to those of the S&P 600 Index. The Fund is permitted to overweight or underweight market sectors relative to its benchmark3, however, it has not historically actively overweighted or underweighted market sectors in an attempt to outperform its benchmark. The Acquiring Fund has exhibited a higher turnover rate than the Fund (132%, as compared to 89% for the Fund).4

The funds have different investment advisers; however, the Acquiring Fund and the Fund have had the same portfolio manager since December 2007.

Both funds are placed in the “Small Growth” Morningstar Style Box.5 The funds’ Morningstar category also is the same, as both funds are classified as “Small Growth.”6 Both funds were classified in the same Morningstar Style Box and category prior to December 2007, when Fund management initially considered to propose to the Company’s Board of Directors that the Fund transfer its assets to the Acquiring Fund.

The Acquiring Fund and the Fund also have the same overall Morningstar return rating (“Average”)7 and overall performance rating (three stars).8 The Acquiring Fund, however, receives a slightly higher 3- and 5-year return rating (“Average”, whereas the Fund is rated “Below Average”) and performance rating (three stars, whereas the Fund is rated two stars). The Fund receives an “Average” return rating and a performance rating of three stars for the 10-year period, whereas the Acquiring Fund is not rated for that time period as it did not commence investment operations until October 2000. For the 5-year period each fund also receives a Morningstar risk rating of “Below Average”, although for each of the other periods where both funds are rated, the Acquiring Fund has a lower risk rating (“Below Average”, whereas the Fund is rated “Average”).9

The funds historically concentrate their assets across ten sector categories.10 As of December 2007, both funds had the highest concentration of their assets in the information technology sector (20.6% for the Fund, 17.3% for the Acquiring Fund). The funds also were both substantially invested in the consumer discretionary sector (19.0% for the Fund, 12.2% for the Acquiring Fund), health care sector (19.5% for the Fund, 9.8% for the Acquiring Fund), industrials sector (5.3% for the Fund, 15.2% for the Acquiring Fund) and financials sector (8.5% for the Fund, 14.3% for the Acquiring Fund).

Consistent with the foregoing, each fund has represented that, prior to December 2007, when Fund management initially considered to propose to the Company’s Board of Directors that the Fund transfer its assets to the Acquiring Fund, and thereafter through the Closing Date, at least 33-1/3% of the Fund’s portfolio assets have met the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. Each fund has further represented that the Fund did not alter its portfolio in connection with the Reorganization to meet this 33-1/3% threshold. The Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization and will invest the Assets consistent with such investment objectives, strategies, policies, risks and restrictions.

[1]

The Acquiring Fund considers small-cap companies to be those companies with total market capitalizations at the time of purchase within the market capitalization range of the companies included in the Standard & Poor’s SmallCap 600® Index (the “S&P 600 Index”), which, as of December 31, 2007, was between $60 million and $4.9 billion. As of December 2007, the Fund considers small-cap companies to be those companies with total market capitalizations between $100 million and $3 billion, and companies that are represented in the S&P 600 Index (without regard to market capitalization). Prior to December 2007, the Fund considered small-capitalization companies to be those whose market capitalizations are between $100 million and $2 billion, and companies that are represented in the Russell 2000® Index. Both indices measure the performance of the small-cap market.

[2]

December 31, 2007 is an arbitrary date selected to compare the funds’ portfolios, and is the comparison date used for all observations hereinafter, unless otherwise noted. The Acquiring Fund has represented that during December 2007 and prior thereto, the Fund did not make any material changes to its portfolio in connection with the Reorganization.

[3]

The Fund’s current benchmark is the S&P 600 Index. Prior to December 2007, the Fund’s benchmark was the Russell 2000® Index. As noted above, both indices measure the performance of the small-cap market.

[4]	Turnover rates are as of each fund’s most recent fiscal year end (December 31, 2007 for the Fund and August 31, 2008 for the Acquiring Fund) and were supplied by the funds’ investment advisers.
[5]

The Morningstar Style Box is based on the most recently available portfolio at the time of analysis, which can differ from a fund’s historic holdings. The Style Box is a nine-square grid that classifies securities by size (vertical axis) and by value and growth characteristics (horizontal axis). Morningstar’s equity style methodology uses a “building block,” holdings-based approach that is consistent with Morningstar’s fundamental approach to investing. Style is first determined at the stock level and then those attributes are “rolled up” to determine the overall investment style of a fund. Morningstar uses 10 different stock characteristics to measure value and growth.

[6]	The Morningstar category identifies funds based on their actual investment styles as measured by their underlying portfolio holdings (portfolio statistics and compositions over the past three years).
[7]

Morningstar provides a return rating for mutual funds of “Low,” “Below Average,” “Average,” “Above Average,” or “High” based on a fund’s excess return over the return of the 90-day Treasury bill as compared to other funds within the same Morningstar category, with “Low” risk representing the bottom 10% of funds in the category and “High” risk representing the top 10% of funds in the category. An overall rating is produced by combining 3-, 5-, and 10-year ratings, or for funds with more than 5 but less than 10 years of return, a weighted combination of 3- and 5-year ratings.

[8]

Morningstar rates mutual funds with 1 to 5 stars based on how the fund has performed (adjusted for risk and sales charges) in comparison to other funds within the same Morningstar category, with one star representing the bottom 10% of funds within the category and 5 stars representing the top 10%. An overall rating is produced by combining 3-, 5-, and 10-year ratings, or for funds with more than 5 but less than 10 years of performance, a weighted combination of 3- and 5-year ratings.

[9]

Morningstar provides a risk rating for mutual funds of “Low,” “Below Average,” “Average,” “Above Average,” or “High” based on the variation in a fund’s monthly returns as compared to other funds within the same Morningstar category, with “Low” risk representing the 10% of funds in the category with the lowest risk rating and “High” representing the 10% of funds in the category with the highest risk rating. An overall rating is produced by combining 3-, 5-, and 10-year ratings, or for funds with more than 5 but less than 10 years of returns, a weighted combination of 3- and 5-year ratings.

[10]

The ten S&P 600 Index sector categories as of June 30, 2008 are: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services and utilities.

Based on the foregoing, and subject to the qualifications set forth below, it is our opinion that for Federal income tax purposes:

(a)

The transfer of all of the Fund’s assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Fund, followed by the distribution by the Fund of those Acquiring Fund Shares to Fund Shareholders in complete liquidation of the Fund, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Fund and the Acquiring Fund will be “a party to a reorganization;”

(b)

No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Fund pursuant to the Reorganization;

(c)

No gain or loss will be recognized by the Fund upon the transfer of the Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Fund or upon the distribution (whether actual or constructive) of those Acquiring Fund Shares to Fund Shareholders in exchange for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization;

(d)	no gain or loss will be recognized by Fund Shareholders upon the exchange of their Fund shares for the Acquiring Fund Shares pursuant to the Reorganization;

(e)

the aggregate tax basis for the Acquiring Fund Shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Fund shares held by such Shareholder immediately prior to the Reorganization, and the holding period of those Acquiring Fund Shares received by each Fund Shareholder will include the period during which the Fund shares exchanged therefor were held by such Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization); and

(f)

the tax basis of each Fund asset acquired by the Acquiring Fund will be the same as the tax basis of such asset to the Fund immediately prior to the Reorganization, and the holding period of each asset of the Fund in the hands of the Acquiring Fund will include the period during which that asset was held by the Fund.

No opinion is expressed as to the effect of the Reorganization on (i) the Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Fund that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

In connection with this opinion, please note that in Revenue Ruling 87-76, 1987-2 C.B. 84, the Internal Revenue Service (the “IRS”) ruled that the acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds failed to satisfy the “continuity of business enterprise” requirement necessary for tax-free reorganization treatment. The IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe, assuming the Revenue Ruling is a correct statement of law, that the facts of the transaction considered in the Revenue Ruling are materially different from the facts of the Reorganization, and the conclusion expressed in the Revenue Ruling should not govern the determination whether the Acquiring Fund and the Fund are engaged in the same line of business.

Based on the facts and considerations discussed above, we believe that the Acquiring Fund and the Fund are both engaged in the same line of business: each is an open-end management investment company that seeks capital appreciation by normally investing predominantly in equity securities of domestic small-capitalization companies in similar market sectors. As such, each fund has a similar risk profile. After the Reorganization, the Acquiring Fund will continue that line of business for the benefit of the shareholders of both funds. In these circumstances, we are of the opinion that the Reorganization will satisfy the “continuity of business enterprise” requirement necessary for tax-free reorganization treatment. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely, dealing specifically with the application of the “continuity of business enterprise” requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP